Exhibit 10.20

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ANTIBODY LICENSE AGREEMENT

This Antibody License Agreement (“Agreement”) is entered into effective December 20, 2012 (“Effective Date”) by Open Monoclonal Technologies, Inc. (“OMT”), a Delaware corporation having its principal place of business at 2747 Ross Road, Suite A, Palo Alto, CA 94303 and CNA Development LLC (“Licensee”), a Delaware limited liability company, having its principal place of business at [***].

WHEREAS Licensee is in the business of performing research aimed at discovering and developing biopharmaceutical products, and has proprietary or license rights relating to certain technology used in such research and molecules discovered or developed in such research;

WHEREAS, OMT owns, controls and/or possesses certain intellectual property rights, know-how, and other trade secrets relating to generation of human antibodies using a transgenic rat platform;

WHEREAS Licensee wishes for OMT to use certain antigens delivered by Licensee to OMT with OMT’s transgenic rats to generate and deliver to Licensee sera and OMT rats that have been immunized with such antigens;

NOW, THEREFORE, in consideration of their mutual promises to each other, hereinafter stated, the Parties agree as follows:

1.	Definitions.

1.1            “Affiliate” shall mean, with respect to a Party, any corporation or other entity that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such entity; and in the case of both (a) and (b), only for so long as such control shall continue.

1.2            “Antigen” shall mean an agent Licensee provides to OMT hereunder that OMT shall use to perform immunizations, in accord with the protocol reflected in the Research Plan in Appendix A, of Rats and subsequently provide Licensee with immunized OMT Rats, or the spleens or other sources of antibodies derived from such OMT Rats.

1.3            “Antigen Restrictions” shall mean that OMT shall not use the specific Antigen(s) materials delivered by Licensee for any purpose other than the performance of the research and development activities described in this Agreement.

1.4            “Commercialization” shall mean (including variations such as Commercialize and the like) the performance of any and all activities directed to promoting, marketing, importing, exporting, distributing, selling or offering to sell (including pre marketing), and post marketing drug surveillance of Licensed Product or, to the extent expressly permitted under this Agreement, to have any of those activities performed by a Third Party.

1.5            “Commercial Fee” means the Commercial Fee of $[***] as further described in Section 4.

1.6            “Deliverable” shall mean those materials OMT provides to Licensee following receipt of Antigen, as described in the Research Plan.

1.7            “Field” means the treatment or diagnosis of all diseases in humans and animals.

1.8            “First Commercial Sale” means, with respect to any country, the first sale to a Third Party of a Licensed Product in such country by or on behalf of Licensee or any of its Affiliates or licensees after the granting of Regulatory Approval with respect to such country.

1.9            “Licensed Product” means a pharmaceutical product developed by or on behalf of Licensee derived from an OMT Antibody(ies).

1.10          “Marketing Authorization” means, with respect to a jurisdiction, any approval (including all applicable pricing and governmental reimbursement approvals) required from the relevant Regulatory Authority to market and sell a Licensed Product in such jurisdiction.

1.11          “Milestone Event” means each event described in Section 4.3 below.

1.12          “OMT Antibody(ies)” means a molecule or a gene encoding a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains, or any existing or future fragments, variants, fusion proteins, modifications or derivatives of such molecule or gene generated through use of Rats and/or OMT Rats.

1.13          “OMT Intellectual Property” shall mean all patents and patent applications listed in Appendix E, and continuations, divisionals, renewals, substitutes, extensions, conversions, continuations-in-part, reissues, provisionals, and reexaminations thereof.

1.14          “Party” means OMT or Licensee. “Parties” means both OMT and Licensee.

1.15          “Phase I Clinical Trial” shall mean a human clinical trial of a Licensed Product that is designed to initially evaluate the safety, metabolism and pharmacokinetics of a Licensed Product or that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(a) or other comparable regulation imposed by the FDA, the EMEA, or their foreign counterparts for an equivalent clinical trial in a country in the Territory.

1.16          “Phase II Clinical Trial” means a well-controlled clinical trial in patients, designed to evaluate clinical efficacy and safety of a Licensed Product, for one or more indications, as well as to obtain an indication of the dosage regimen required, or that would otherwise satisfy the requirements defined in 21 CFR 312.21(b), or other comparable regulation imposed by the FDA, the EMEA or their foreign counterparts for an equivalent clinical trial in a country in the Territory.

1.17          “Phase III Clinical Trial” means a pivotal human clinical trial in any country, designed to be used to establish safety and efficacy of a Licensed Product as a basis for a Marketing Authorization application that would satisfy the requirements defined in 21 C.F.R. 312.21(c), or other comparable regulation imposed by the FDA, the EMEA or their foreign counterparts for an equivalent clinical trial in a country in the Territory.

1.18          “Rats” means rats that have been genetically modified by OMT to have inactivated endogenous immunoglobulin loci and transgenic immunoglobulin loci.

1.19          “Regulatory Authority” means the FDA, the EMEA or any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto.

1.20          “Research Plan” means the activities described in Appendix A.

1.21          “Research Term” means the period from the Effective Date until OMT receives the full Commercial Fee from Licensee or termination of the Agreement, if earlier.

1.22          “Sequence Report” shall have the meaning set forth in Section 2.4.1.

1.23          “Sera Research Term” means the period from OMT’s delivery of the Sera to Licensee, until Licensee’s selection of Rats pursuant to Section 2.1.

1.24          “Territory” means worldwide.

1.25          “Third Party” means any individual or entity other than a Party or a Party’s Affiliates.

2.	Research Activities.

2.1            OMT Services. Within [***] days after the Effective Date, Licensee shall deliver to OMT [***] Antigens. OMT shall use the Antigens provided by Licensee solely for executing the activities under the Research Plan in Appendix A. OMT will use commercially reasonable efforts to (a) immunize Rats with such Antigens, (b) deliver to Licensee sera from such immunized Rats (“Sera”) for Licensee analysis, and (c) deliver to Licensee the Rats that have received such immunizations and have been selected by Licensee pursuant to such Sera analysis (“OMT Rats”); all of the foregoing, pursuant to the OMT Research Plan attached hereto as Exhibit A (the “OMT Services”).

2.2            Licensee Activities During the Research Term, pursuant to the Licensee Research Plan attached hereto as Appendix B (the “Licensee Activities”) and all terms and conditions herein, Licensee may perform research and development activities with respect to the Sera, OMT Rats, and OMT Antibodies.

2.2.1            Licensee may only use the Sera internally, during the Sera Research Term, subject to compliance with all the terms and conditions herein, for the sole purpose of determining which Rats to select pursuant to Section 2.1. Licensee shall not (and shall not permit others to) reverse engineer or modify the Sera in any manner. For avoidance of doubt, OMT owns the [***] ([***], and Licensee hereby makes all assignments necessary to achieve ownership of such [***]).

2.3            Substitutions. If the Sera or OMT Rats fail to provide OMT Antibodies suitable for further development, Licensee may provide written notice to OMT and identify [***] additional Antigen to be used for immunization of Rats at no additional cost.

2.4            Reports. During the Research Term, within [***] of each [***] anniversary of the Effective Date, Licensee shall deliver to OMT a semi-annual report, in a form reasonably acceptable to OMT, (a) detailing the [***] pursuant to this Agreement during the previous [***] [***] period, including without limitation Licensee’s use of the OMT Rats, and (b) detailing the [***] the OMT Rats, including without limitation identification of each facility in which OMT Rats are kept. Upon OMT’s receipt of the Commercial Fee from Licensee, until OMT’s receipt of the last milestone payment hereunder, upon each [***] anniversary of the end of the Research Term, Licensee shall deliver to OMT an [***] report, in a form reasonably acceptable to OMT, detailing [***] with respect to the OMT Antibodies and Licensed Products during the previous calendar year (“Annual Report”).

2.4.1            Sequence Reporting. Licensee shall deliver to OMT a report describing the amino acid sequence(s) of any OMT Antibodies first described or claimed in any patent application filed by Licensee (“Sequence Report”). Licensee shall submit the Sequence Report to OMT within [***] of the filing date of any patent application first describing or claiming any OMT Antibodies. OMT shall treat the Sequence Report as Licensee’s Confidential Information until such time that the sequence information becomes publicly available, or is otherwise no longer Confidential Information. OMT shall use the information reflected in the Sequence Report solely for purposes of monitoring the development or Commercialization activities of Licensee using OMT Antibodies and/or Licensed Products and assessing Licensee’s financial obligations associated with such activities.

2.5            Maintenance of the OMT Rats. Licensee will be responsible for the keeping and maintenance of the OMT Rats transferred to Licensee, and shall at all times keep and maintain the OMT Rats in accordance with the provisions set forth on Appendix C, at facilities within the United States that are owned and controlled by Licensee. Notwithstanding the foregoing, Licensee may keep and maintain the OMT Rats at a facility within the United States or Europe that is owned and controlled by [***] (“[***]”); provided Licensee must provide prior written notice thereof to OMT, and provided Licensee shall remain responsible for [***] acts and omissions as if [***] were Licensee. Except as expressly set forth in the previous sentence, Licensee shall not provide or make available any OMT Rats to any third party without OMT’s express prior written consent, given on a case-by-case basis, in OMT’s sole discretion. OMT may inspect any facility in which OMT Rats are kept or maintained at any time upon reasonable prior notice to Licensee (and Licensee shall require [***] afford OMT the same right). Licensee acknowledges and agrees that the OMT Rats, together with any related biological material or substance that is replicated, synthesized or in any way derived from the OMT Rats, include and constitute valuable trade secrets of OMT, and OMT has used diligent efforts to maintain such items as its trade secrets and Confidential Information.

3.	Intellectual Property Rights.

3.1            Ownership of and License to OMT Rats- Research Term. During the Research Term, subject to compliance with all of the terms and conditions herein, OMT hereby grants to Licensee a [***] license [***] the (a) OMT Rats, [***] pursuant to the Licensee Research Plan of Appendix B, and (b) OMT Intellectual Property, [***] in (a). Licensee shall not (and shall not permit others to) reverse engineer or modify the OMT Rats in any manner, breed or attempt to breed the OMT Rats or otherwise produce or attempt to produce any progeny or derivatives of any OMT Rats, or subject the OMT Rats to testing procedures or protocols that may reveal information regarding ingredients or quantities. For avoidance of doubt, OMT owns the OMT Rats (and any derivative, modification, progeny or improvement (“OMT Rat Progeny”) thereof created in violation of this Agreement, and Licensee hereby makes all assignments necessary to achieve such ownership of such OMT Rat Progeny).

3.2            Ownership of and License to OMT Antibodies - Research Term. During the Research Term, subject to compliance with all of the terms and conditions of this Agreement, OMT hereby grants Licensee a [***] right and license [***] the (a)  OMT Antibodies to execute under the Licensee Research Plan, and (b) OMT Intellectual Property, [***]. Unless and until OMT receives the full Commercial Fee from Licensee during the Research Term, [***] shall own the OMT Antibodies and Licensed Products and all rights therein (and Licensee hereby makes all assignments necessary to achieve such ownership).

3.3            Ownership of and License to OMT Antibodies & Commercial Payment. Upon OMT’s receipt of the full Commercial Fee from Licensee, OMT grants to Licensee a non-royalty, fee-bearing, non-exclusive, worldwide license, with the right to sublicense, to the OMT Intellectual Property, solely to the extent necessary to develop and Commercialize Licensed Product(s). Upon payment of the Commercial Fee, Licensee shall become the sole and exclusive owner, even as to OMT, of the OMT Antibodies and any Licensed Products and all rights therein, and OMT hereby makes all assignments necessary to perfect ownership in such OMT Antibodies and/or Licensed Products wherein said assignments are contingent upon payment of the Commercial Fee.

3.4            Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). OMT and Licensee hereby acknowledge that (i) copies of research data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) all Data and results related to pre-clinical and clinical Studies, (vii) Regulatory Filings and Regulatory Approvals, (viii) rights of reference in respect of Regulatory Filings and Regulatory Approvals, (ix) and pre-clinical research data and results, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Provided that the other Party at all times remains in good standing under the terms of this Agreement, each of OMT and Licensee agree not to interfere with the other Party’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use reasonable efforts to assist the other Party to obtain such intellectual property and embodiments thereof as reasonably necessary for the other Party to exercise such rights and licenses in accordance with this Agreement.

3.5            Patent Prosecution. During the Research Term, neither Party shall file any patent application with respect to the OMT Antibodies or Licensed Products, without the written consent of the non-filing party, such consent not to be unreasonably withheld. Unless and until OMT receives the full Commercial Fee from Licensee, neither Party shall have the right to file, prosecute, and maintain any patents or patent applications relating to the OMT Antibodies or Licensed Products., without the written consent of the non-filing party, such consent not to be unreasonably withheld. At Licensee’s request and expense, OMT shall reasonably assist Licensee with such prosecution.

3.6            Reservation of Rights. Except for the rights specifically and unambiguously granted in this Agreement, no right or license under any intellectual property right controlled by either Party is granted or implied. Nothing herein shall be construed to limit or restrict, in any manner, OMT’s ability to use and exploit, or allow any party to use or exploit, the Rats and/or any materials derived or developed therefrom (including antibodies or pharmaceutical products) outside the scope of this Agreement. Licensee understands and agrees that, notwithstanding anything to the contrary herein, OMT may perform immunization services to third parties with respect to targets provided by such third parties, which may produce similar or identical antibodies to the OMT Antibodies.

4.	Financial Terms.

4.1            Initial Research Fee. Within [***] after the Effective Date, Licensee shall pay OMT a research fee (the “Initial Research Fee”) of [***] ($[***]). The Initial Research Fee is consideration for OMT conducting immunizations of Rats with [***] substitutable Antigens provided by Licensee to OMT, and providing OMT Rats, or other Deliverables (which may include Sera), to Licensee as specified in the Research Plan.

4.2	Research Renewal Fees.

Licensee shall have the option to renew the Agreement on a [***] during the first [***] of the Research Term. Licensee shall provide written notice to OMT, so long as the Agreement is not otherwise terminated, no later than [***] prior to the end of each [***] period during [***] advising whether Licensee will continue under the Agreement into the next [***] term based on Licensee’s evaluation of the current Research period’s activities. Upon providing written notice of Licensee’s intent to continue with the Agreement for the next period, Licensee shall pay [***], payable within [***] after the end of each [***] period. (“Supplemental License Fee”). Failure to timely pay such fees shall result in termination of any Research License(s). Licensee shall pay no more than [***] in Supplemental License Fees during the Research Term. Should Licensee provide written notice of its intent to discontinue work under the Agreement during the Research Term, the Agreement would terminate in its entirety [***] subsequent to the date Licensee provided such written notice and no further Supplemental License Fees shall be due to OMT.

4.3            Milestones. Licensee shall pay to OMT the following milestone payments, provided that each milestone payment shall only be payable once, for the first Licensed Product generated against each Antigen to achieve such Milestone Event, regardless of whether each Milestone Event was achieved by Licensee, its Affiliates, or any licensees, or regardless of how many Licensed Products to such Antigen are developed or Commercialized:

Milestone Event	(U.S.$) Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
Upon First Commercial Sale of a Licensed Product in the United States	$25,000,000
Upon First Commercial Sale of a Licensed Product in the United Kingdom, Italy, Germany, France, or Spain	$10,000,000

For avoidance of doubt, Licensee shall be responsible for all marketing, regulatory, development, and Commercialization costs directed towards obtaining Regulatory Approval and/or sale of Licensed Products in the Territory. Each milestone payment due shall be made within [***] after the achievement of the applicable Milestone Event.

4.4            Reports. All Milestone Event payments shall be accompanied by a report that includes reasonably detailed information regarding the development and commercialization activities that occurred with respect to the achievement of a particular Milestone Event.

4.5            Records. Licensee shall keep complete and accurate books and records pertaining to its development and Commercialization activities hereunder (including activities and events that led to the achievement of Milestone Events) for a period of at least [***] after the relevant payment is owed pursuant to this Agreement or for the period of time required by applicable law, whichever is longer.

Method of Payment. OMT shall submit invoices in accordance with the instructions supplied to OMT by the [***]. All invoices must reference a valid Purchase Order (PO) Number which Licensee shall provide to OMT within [***] after the Effective Date. Invoices shall be sent to the [***] group via [***], since OMT is established with a web invoice account, and copies of the invoice should concurrently be sent to [***]. OMT should contact the [***] at [***] with any questions related to OMT status, payments or invoices. Invoices shall provide sufficient detail and supporting documentation for and including a breakdown of all relevant expenses. Invoices shall be due and payable within [***] after Licensee’s receipt thereof. Licensee reserves the right to return to OMT unprocessed and unpaid any invoices that do not contain or reference the foregoing information. Invoices will be provided to Licensee no more than [***] after the date on which the applicable payment becomes due. [***], acting as paying agent for Licensee, will make certain payments due under this Agreement, and Licensee shall reimburse [***] for all such payments. OMT shall not send any invoices with respect to the Research Plan, and no claim from OMT for payment (including any amount for fees or expenses) will be allowed for any work conducted by OMT with respect to the Research Plan, prior to both parties’ duly authorized representatives executing this Agreement and Licensee issuing a PO to OMT with respect to such Research Plan.

All payments hereunder shall be made to Open Monoclonal Technology, Inc. with Tax ID [***] and either mailed to [***] or wire transferred to [***], using ABA number [***] and account number [***].

In the event that the Research Plan set forth in Appendix A is modified and supplemental funding is required, the budget and reimbursement of costs may be modified by mutual written consent of the parties.

For the avoidance of doubt, OMT shall be solely responsible for paying its personnel any and all compensation due (including without limitation under the terms of their employment by OMT or under operation of law) on account of their performance of any Research activities or any work hereunder on behalf of OMT, including without limitation any compensation that may become due on account of Licensee’s exercise of any rights granted to it by OMT hereunder, including without limitation in relation to any inventions.

Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for any OMT personnel who are healthcare professionals to recommend that patients purchase any products of Licensee or of any of its Affiliates.

4.6	Taxes.

4.6.1            Any amounts payable by Licensee to OMT hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, withholding, and other taxes, levies, duties or fees (collectively, “Taxes”). Licensee will make all payments to OMT under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

4.6.2            Licensee and OMT will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Licensee to secure a reduction in rate of applicable withholding taxes. On the date of execution of this Agreement, OMT will deliver to Licensee an accurate and complete Internal Revenue Service Form W-9.

4.6.3            Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by Licensee on behalf of OMT to the appropriate governmental authority, and Licensee will furnish OMT with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by OMT.

4.6.4            If Licensee had a duty to withhold taxes in connection with any payment it made to OMT under this Agreement but Licensee failed to withhold, and such Taxes were assessed against and paid by Licensee, then OMT will indemnify and hold harmless Licensee from and against such taxes (including interest). If Licensee makes a claim under this Section 4.8(d), it will comply with the obligations imposed by Section 4.8(c) as if Licensee had withheld Taxes from a payment to OMT.

4.7            Late Payments. Any amount owed under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of [***], calculated on the number of days such payments are paid after such payments are due and compounded monthly. In addition, a non-paying Party shall reimburse the other Party for all costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments.

5.	Term and Termination.

5.1            Term. The term of this Agreement shall commence on the Effective Date and shall continue until all of Licensee’s payment obligations are met, unless earlier terminated as set forth herein. For clarity, upon expiration of this Agreement, Licensee shall, subject to the terms and conditions of this Agreement, continue to enjoy the rights granted hereunder to enable Licensee to research, develop, Commercialize, or otherwise exploit any Licensed Products or OMT Antibodies identified by Licensee prior to termination of this Agreement.

5.2            Termination for Convenience. Licensee may terminate this Agreement at any time upon [***] written notice to OMT.

5.3            Termination for Breach. Either Party may terminate this Agreement upon a material breach of this Agreement by the other Party by providing [***] written notice to the other Party. The termination shall become effective at the end of the notice period unless the breaching Party cures such breach during such notice period or within a period otherwise agreed to in writing by the Parties. Notwithstanding the foregoing, (a) if the breach, by its nature, is incurable, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party, and (b) if Licensee misreports or fails to report any Milestone Event (in an Annual Report or otherwise), OMT may terminate this Agreement [***] after written notice to Licensee. The termination shall become effective at the end of the notice period unless Licensee cures the alleged misreporting and/or failure to pay during the notice period. Payments subsequently made under [***].

5.4            Termination for Insolvency. Either Party may terminate this Agreement immediately if the other Party files in any court or agency pursuant to any statute or regulation of any state, county or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if such other Party shall propose to be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

5.5	Effect of Expiration or Termination.

5.5.1            Upon termination or expiration of this Agreement for any reason, all rights and licenses granted hereunder shall terminate, however the following provisions shall survive termination or expiration of this Agreement: Sections 3.6, 5, 6, 7.2.3, 8-11 (inclusive), and, to the extent development and Commercialization is permitted pursuant to the following sentence, the second sentence of Section 2.4, Section 2.4.1, the first sentence of Section 3.3, and Section 4. Licensee shall discontinue all development and Commercialization of the OMT Antibodies or Licensed Products; provided, however, unless this Agreement is terminated as a result of any violation of Licensee’s (or its Affiliates’ or licensees’) obligations hereunder, with respect to each Licensed Product for which Licensee has made a payment under Section 4.3, Licensee may continue to develop and commercialize such Licensed Product unless and until Licensee ceases to pay in full all amounts set forth in Section 4.3 with respect to such Licensed Product as they become due; upon any failure to pay such amounts, Licensee shall cease all development and Commercialization of such Licensed Product (and shall cause its Affiliates and licensees to cease all such development and Commercialization). [***]. For avoidance of doubt, without limiting the foregoing, if this Agreement terminates prior to the end of the Research Term, neither party shall have any right to use, exploit, or file for patent protection on the OMT Antibodies or Licensed Products.

5.5.2            Within [***] after the date of termination of this Agreement, Licensee shall pay to OMT all amounts that have accrued and are due hereunder on or prior to the date of termination. Upon termination or expiration of this Agreement, each Party shall destroy (and certify destruction of) all Confidential Information of the other Party, including any extracts, notes, modifications, or derivatives thereof; the foregoing shall include, without limitation, Licensee’s destruction of, any and all OMT Rats and OMT Antibodies.

6.	Confidentiality.

6.1            Definition. “Confidential Information” means the terms and provisions of this Agreement and other proprietary information and data of a financial, commercial or technical nature that the disclosing Party (the “Disclosing Party”) or any of its Affiliates has supplied or otherwise made available to the other Party (the “Receiving Party”) or its Affiliates. Notwithstanding anything to the contrary, (i) during the Research Term, OMT Antibodies and Licensed Products are the Confidential Information of both Parties, deemed disclosed by both Parties and (ii) upon OMT’s receipt in full of the Commercial Fee from Licensee, the OMT Antibodies and Licensed Products will become the Confidential Information of Licensee, deemed disclosed by Licensee. The exceptions set forth in Section 6.3.2 and 6.3.4 below shall not apply with respect to OMT Antibodies and Licensed Products. For avoidance of doubt, the OMT Rats and the Sera are the Confidential Information of OMT.

6.2            Obligations. The Receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party will not use the Confidential Information except as necessary to exercise its rights and fulfill its obligations under this Agreement. The Receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, licensees, consultants, attorneys, accountants and banks (collectively, “Recipients”), who have a need-to-know such information in order for Receiving Party to exercise its rights or fulfill its obligations under this Agreement or in connection with diligence activities pursuant to financing or acquisition events, provided that the Receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as protective of Disclosing Party’s Confidential Information as those set forth in this Agreement. Receiving Party shall be liable for any breach of such written obligations or this Section 6 by its Recipients. Notwithstanding the foregoing, Licensee may not disclose or make available OMT Rats or any information or materials relating thereto to any Affiliate, Third Party, or Recipient, except to the extent expressly allowed under Section 2.5 of this Agreement. For the avoidance of doubt, no Antigen shall be deemed Confidential Information, however the provision of the Antigen by Licensee to OMT shall be deemed Confidential Information.

6.3            Exceptions. The obligations under this Section 6 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

6.3.1            is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no breach of this Agreement by the Receiving Party or any Recipients to whom it disclosed such information;

6.3.2            was rightfully known by, or was otherwise in the rightful possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

6.3.3            is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or

6.3.4            is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use of, reliance upon or access to the Confidential Information.

6.4            The restrictions set forth in this Section 6 shall not apply to any Confidential Information that the Receiving Party is required to disclose under applicable laws or a court order or other governmental order, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose.

7.	Representations and Warranties; Disclaimer.

7.1            Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

7.1.1            it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

7.1.2            it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by applicable law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

7.1.3            to such Party’s knowledge, this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

7.1.4            all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

7.1.5            the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any applicable law

7.2            OMT Representations and Warranties. OMT represents and warrants to Licensee that to OMT’s knowledge, as of the Effective Date:

7.2.1            it has the right to grant the licenses granted hereunder; and

7.2.2            there are no existing Third Party rights that would prevent Licensee from making use of the OMT Rats or OMT Antibodies as contemplated herein.

7.2.3            Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 7, (A) OMT DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, (B) THE OMT RATS, SERA, AND ANYTHING ELSE PROVIDED BY OMT PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS IS,” (C) OMT DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE IN ANY RESPECT RELATED TO THE SUBJECT MATTER HEREUNDER, (D) OMT FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE USE OR EXPLOITATION OF THE OMT ANTIBODIES, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCTS BY ANY PERSON OR ENTITY. LICENSEE ASSUMES THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL PRODUCTS. Without limiting the generality of the foregoing, OMT does not warrant (i) the patentability of any of the OMT Antibodies or Licensed Products, or (ii) the accuracy, safety, or usefulness for any purpose of any of the Sera, OMT Rats, OMT Antibodies or Licensed Products.

8.            Limitation of Liability. In no event shall OMT or its Affiliates, including its and its Affiliates’ directors, officers, employees, consultants and agents (collectively, the “Agents”), be responsible or liable for [***]. The above limitations on liability apply even though OMT or its Agents may have been advised of the possibility of such damage. Licensee shall not, and shall require that its licensees and Affiliates do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of OMT or the Agents and with regard to any person or entity that are inconsistent with any disclaimer or limitation in Section 7.2 or this Section 8.

9.	Indemnification.

9.1            Indemnification of Licensee. Subject to Section 9.3 below, OMT agrees to indemnify, hold harmless and defend Licensee, its Affiliates, and their respective agents (each a “Licensee Indemnitee”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) payable to unaffiliated Third Parties incurred by Licensee Indemnitees in connection with any and all suits, investigations, claims or demands of third parties (collectively, “Third Party Claims”) relating to [***]. Notwithstanding anything to the contrary herein, in no event shall OMT be obligated to indemnify Licensee Indemnitees for (i) any Third Party Claims to the extent such Third Party Claims would be subject to indemnification by Licensee pursuant to Section 10.2, or (ii) any Third Party Claims relating to (a) anything produced or derived from the OMT Rats including without limitation the OMT Antibodies and Licensed Products, (b) any modifications or combinations of the OMT Rats not made by OMT, (c) any use by Licensee of the OMT Antibodies or OMT Rats that is not strictly in accordance with this Agreement, or (d) a Licensee Indemnitee’s willful misconduct or gross negligence.

9.2            Indemnification of OMT. Subject to Section 9.3 below, Licensee agrees to indemnify, hold harmless and defend OMT, its Affiliates, and their respective agents (each an “OMT Indemnitee”) from and against all Losses incurred by OMT Indemnitees arising out of or resulting from [***], provided that Licensee shall not be obligated to indemnify OMT Indemnitees for Losses to the extent arising from an OMT Indemnitee’s willful misconduct or gross negligence.

9.3            Indemnification Procedure. All indemnification claims provided for in Sections 9.1 and 9.2 shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall promptly notify the indemnifying Party (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Sections 9.1 and 9.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims. The Indemnified Party shall: (a) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim, and (c) permit the Indemnifying Party to control the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party may not settle the Third Party Claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts the Indemnified Party’s rights or obligations. Further, the Indemnified Party shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

10.	Dispute Resolution

10.1            Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, including disputes related to termination of this Agreement, all rights and obligations of the Parties shall continue until such time as any dispute has been resolved in accordance with the provisions of this Section.

10.2            Informal Resolution. In the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement, including any claim of inducement by fraud or otherwise, (a “Dispute”), the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves. If the Parties are unable to resolve a Dispute within [***] from the date such Dispute is first brought to the other Party’s attention, the matter shall be referred to a senior executive designated by each Party, who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the Dispute. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within [***] of the first written request for dispute resolution under this Section then the Parties shall resolve such Dispute in accordance with the Mediation and/or Arbitration provisions set forth hereunder, as applicable.

10.3            Mediation. Any Dispute which the Parties have not resolved under the Informal Resolution provisions hereunder, shall, with the consent of both Parties, be mediated through non-binding mediation in accordance with The CPR Mediation Procedure for Business Disputes then in effect of the CPR Institute for Dispute Resolution (CPR), except where that procedure conflicts with these provisions, in which case these provisions shall prevail. The mediation shall be conducted in New York and shall be attended by a senior executive with authority to resolve the dispute from each Party.

The Parties shall promptly confer in an effort to select by mutual agreement a neutral, independent and disinterested mediator from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. In the absence of such an agreement within [***] of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the Parties with a list of at least [***] names from the CPR Panels of Distinguished Neutrals.

Each Party shall exercise challenges for cause, [***] peremptory challenges, and rank the remaining candidates within [***] of receiving the CPR list. The Parties may together interview the [***] top-ranked candidates for no more than [***] each and, after the interviews, may each exercise [***] peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking. The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than [***] after initiation (such date of initiation being the “Dispute Date”).

Under no circumstances may the commencement of Arbitration hereunder be delayed more than [***] by the mediation process specified herein absent contrary agreement of the Parties.

No statements made by either Party during the mediation may be used by the other or referred to during any subsequent proceedings.

10.4            Arbitration. If any Dispute has not been resolved by good faith negotiations or mediation between the Parties pursuant to the Informal Resolution or Mediation provisions above or the Parties have not agreed to mediate, then the Parties shall settle the Dispute by submitting the matter to binding arbitration the using the English language in accordance with the Arbitration Rules and Procedures of JAMS then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, who may or may not be selected from the appropriate list of JAMS arbitrators. The arbitration will be held in New York City, New York.

If the Parties cannot agree upon the number and identity of the arbitrators within [***] following the Dispute Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. Any arbitrator so selected shall have substantial experience with the life science/biotech industry. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right at any time to seek injunctive or other forms of equitable relief from any court of competent jurisdiction. For all purposes of this Agreement, the parties consent to exclusive jurisdiction and venue in the United States federal Courts located in the Southern District of New York.

11.	General Provisions.

11.1            Publication. OMT may not submit a publication in any form (including written, graphic, oral, or audio) containing any information or results relating to any Deliverable or services performed hereunder to any journal or other forum for publication or presentation without Licensee’s prior written approval of the proposed abstract, manuscript, poster, presentation slides, or other material, which approval it may withhold at its discretion. Licensee may not submit a publication in any form (including written, graphic, oral, or audio, but excluding patent applications, which may only be submitted to the appropriate patent authority without the approval required herein) containing any information on technologies owned or controlled by OMT to any journal or other forum for publication or presentation without OMT’ prior written approval of the proposed abstract, manuscript, poster, presentation slides, or other material, which approval it may withhold at its discretion. No material that incorporates the other Party’s Confidential Information will be submitted for publication by a Party without the other Party’s prior written consent.

11.2            Notice of Publication. Each Party agrees to notify the other within a reasonable period, not less than [***] prior to the submission for publication of any writing or disclosure concerning such work under this Agreement. The receiving Party is entitled to review such proposed publication or disclosure. The receiving Party reserves the right to delete from any such proposed publication or disclosure any Confidential Information of such Party, and, a Party may file or cause to be filed any relevant patent applications prior to publication or disclosure. Such Party may request the delay of any such proposed publication or disclosure for an additional [***] period in order to file any patent applications on the inventions disclosed therein. For the avoidance of doubt, the rights and covenants set forth in this paragraph are at all times subject to each party’s obligations and covenants under Section 3.

11.3            No Publicity. Upon the execution of this Agreement, OMT shall issue one press release with respect to this Agreement in substantially the form attached hereto as Appendix D and may only make subsequent public disclosure of the contents of such press release (“Subsequent Disclosures”) without further approval of the other Party. The Parties agree that, except as provided for above, each will not make, issue or release any public announcement, press release, statement, promotion, or reveal publicly the terms, conditions and status of, this Agreement without the prior written approval of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made. Notwithstanding the foregoing, in the case of announcements, statements, acknowledgments or disclosures that either Party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or disclosure by the Party so required by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than [***] prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear the content of such announcement, statement, acknowledgment or disclosure with the other Party.

11.4            No Use of Name. OMT shall not use the name or any logo, symbol, or trademark of Licensee, or any of its Affiliates, or any of their employees, for advertising, marketing, or promotional purposes without the prior written consent of Licensee. For avoidance of doubt, Subsequent Disclosures shall not be deemed a breach of the foregoing.

11.5            Research & Legal Compliance. All research conducted at OMT shall be performed in accordance with applicable laws, regulations, and established OMT policies and procedures, including, but not limited to, policies and procedures pertaining to research involving laboratory animals or hazardous agents and materials, as applicable. OMT agrees that any animals used in the research will be handled in accordance with established guidelines for the care and use of laboratory animals. All research conducted at Licensee or its Affiliates shall be performed in accordance with applicable laws, regulations, and established Licensee policies and procedures, including, but not limited to, policies and procedures pertaining to research involving laboratory animals or hazardous agents and materials, as applicable. Licensee agrees that any animals used in the research will be handled in accordance with established guidelines for the care and use of laboratory animals.

11.6            Healthcare Compliance. OMT and Licensee shall each comply with applicable local, state and federal laws and regulations and ordinances, including without limitation the Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations, the Medicare/Medicaid Anti-kickback Statute, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the False Claims Act, applicable state fraud and abuse laws, the AMA Guidelines on Gifts to Physicians from Industry, the Foreign Corrupt Practices Act, the Economic Espionage Act of 1996 and applicable laws and government regulations relating to services and the privacy, professional confidentiality and security thereof.

11.7            Debarment. Each party warrants that it is not debarred by a competent Health Authority (including, if applicable, the US FDA) or by the Professional Council of Physicians; OMT shall not employ, contract with or retain any person directly or indirectly to perform work under this Agreement if such a person is or becomes debarred by a competent Health Authority (including, if applicable, the US FDA) or by the Professional Council of Physicians. Upon written request from the other party, each party shall, within [***], provide written confirmation that it has complied with the foregoing obligation.

11.8            Relationship of the Parties. The Parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither Party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

11.9            Assignment. This Agreement is not assignable or transferable by Licensee to non-Affiliate Third Parties, nor may Licensee assign, delegate, or subcontract any of its rights or obligations hereunder to non-Affiliate Third Parties except as expressly provided in Section 2.5 of this Agreement, without the prior written consent of OMT, except that Licensee may assign this Agreement to a successor to all or substantially all of Licensee’s assets or business relating to the subject matter of this Agreement. OMT may freely (a) assign this Agreement and (b) assign, delegate, and/or subcontract its rights and obligations hereunder.

11.10            Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given to a Party if delivered personally or mailed by first-class, registered or certified mail, postage prepaid to the address of that Party as set forth on the first page of this Agreement; or such other address as is provided by that Party to the other upon [***] written notice.

11.11            Force Majeure. Except for payment obligations, a Party shall not be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion or acts of God. The non-performing Party shall provide reasonable notice to the other Party.

11.12            Waiver. No failure to exercise, and no delay in exercising, on the part of either Party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the Parties.

11.13            Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.14            Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the New York without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

11.15            Entire Agreement. This Agreement is the complete and exclusive statement of the agreement and understanding of the Parties and supersedes and cancels all previous written and oral agreements, understandings and communications relating to the subject matter of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

11.16            Headings. The headings to the sections in this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation. Any use of the term “including” shall mean “including without limitation.”

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed so as to be effective on the date set forth above.

Open Monoclonal Technology, Inc.	CNA Development LLC

By: [***]	By: [***]
Name: [***]	Name: [***]
Title: CEO	Title: President

APPENDIX D

News Release

As enclosed.

Open Monoclonal Technology Announces OmniRat™ Collaboration with CNA

Development LLC, an affiliate of Janssen Pharmaceuticals, Inc.

Palo Alto, CA, December 21, 2012

Open Monoclonal Technology, Inc. (OMT) today announced a discovery collaboration with CNA Development LLC, an affiliate of Janssen Pharmaceuticals, Inc.

OMT will employ its OmniRat™ transgenic animal platform to generate human antibodies with great specificity, affinity and manufacturability. OmniRat™ enables developers to skip the need to humanize animal-derived antibodies before initiating preclinical pharmacokinetic evaluations of their compounds.

Dr. Roland Buelow, Founder and CEO of OMT, said: “OmniRat makes antibodies with fully human idiotypes as well as normal rats make normal rat antibodies. We look forward to making the technology available to Janssen, one of the pioneers and leaders in therapeutic human antibodies.”

Open Monoclonal Technology, Inc.

Open Monoclonal Technology, Inc. (OMT) is a leader in genetic engineering of animals for the development of human therapeutic antibodies – naturally optimized human antibodies™. OMT has created OmniRat™, the first fully human monoclonal antibody platform based on transgenic rats. OmniRat uses an improved understanding of B cell development and a new approach to inactivation of endogenous antibody expression, which enables them to make antibodies with human idiotypes as efficiently as wild type rats make normal antibodies. OmniRat represents a novel and proprietary technology with unrestricted development options for fully human monoclonal antibodies, available worldwide for all targets and indications. OMT also develops a transgenic mouse, OmniMouse™, to complement OmniRat and further increase epitope coverage in human antibody development. OmniAb™ integrates OMT’s transgenic animal platforms, proven protein and DNA immunization, and Gel-Encapsulated Microenvironment (GEM) deep antibody screening to enable fast and cost-efficient generation and identification of preferred human therapeutic antibody candidates.

For more information

Brian Lundstrom

Phone: +1-510-220-5599

E-mail: bl@omtinc.net Web site: www.omtinc.net

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